INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statements (Nos. 33-83976, 333-42985 and 333-51852) of TXU Electric Company (the
"Registrant") and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated December 20, 2000 of our report dated January 21, 2000 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 30, 2000 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

                                             /s/ KMPG LLP

New York, New York
December 20, 2000